Exhibit 99.1

Subject: Chuck Treadway: Broadband Networks and CTO Leadership

The COVID-19 pandemic has clearly demonstrated the critical need for broadband around the world. Given our portfolio of industry-leading networking solutions, CommScope has been well-positioned to continue delivering support for our customers as their demands evolved over the last several months.

At the same time, the pandemic has also shown that the path to 5G and 10G is accelerating. To ensure we are best positioned to capitalize on this opportunity and bring a heightened focus on our strategy, execution, and global customer engagement, I am announcing a change to our leadership team and reporting structure.

Effectively immediately, Morgan Kurk will assume leadership of the Broadband Networks segment, in addition to his role as CommScope’s Chief Technology Officer (CTO). In conjunction with Morgan’s new responsibilities, the Chief Technology Office will be restructured to align the segment CTOs directly with the business segments they support, fueling innovation within the businesses, and with Morgan continuing to lead the overarching technology roadmap for the company.

The following CTO leaders and their teams will now report as follows:

•	Charles Cheevers – Home Networks CTO, will report to Joe Chow with a dotted-line to Morgan

•	Tom Cloonan – Broadband Networks CTO, will report to Morgan

•	Matt Melester – Outdoor Wireless Networks and Venue and Campus Networks CTO, will report to Ben Cardwell with a dotted-line to Farid Firouzbakht and to Morgan

The Corporate Strategy team, led by Trevor Smith, will now report to Jack Carlson, our newly announced Chief Commercial Officer, to drive impactful results through our go-to-market teams. Kevin Wirick, who leads our Business Development team, will now report to Trevor, and the Regulatory Affairs and Network Standards team, led by David Wright, will now report to Matt Melester.

In connection with these changes, Kevin Keefe will be leaving CommScope. Through his nearly 20-year tenure at CommScope, ARRIS, and Motorola, Kevin has led the team through multiple technology and market evolutions. We appreciate Kevin’s service and contributions to the company and wish him well with his future endeavors.

The following Broadband Networks leaders will now report to Morgan:

•	Cornel Ciocirlan – International Networks Product Management

•	James DeCoe – Network Connectivity

•	Tom DiVittorio – Market Development

•	Erik Gronvall – Service Provider Strategy and Network Architecture, Americas

•	Ric Johnsen – Converged Network Solutions

•	Leslie Miles – Technical Services

•	Guy Sucharczuk – Access Technologies

•	Chirag Trivedi – Professional Services

•	Rob Wessels – Cable & Fiber Connector R&D

Please join me in supporting Morgan, Jack, and our CTO, Strategy, and Segment leaders as they optimize and accelerate our strategy to drive growth for CommScope.

I appreciate your continued focus, and I look forward to working with all of you as we finish 2020 and prepare for another year of continued growth and success at CommScope.

Chuck Treadway

President and CEO